Exhibit 4.18

THIRD AMENDMENT OF LEASE

This Third Amendment of Lease ("Third Amendment") is entered as of this 8th day of September, 2023 between Wells 60 Realty LLC ("Landlord"), and Cyber-Ark Software, Inc. ("Tenant").

Reference is hereby made to the Lease dated October 28, 2013 between Landlord and Tenant ("Original Lease") as affected by the Suite 103 Notice of Term and Rent Commencement Dates letter dated January 31, 2014 (the "103 T.C. Letter") and as further affected by First Amendment to Lease dated October 23, 2014 ("First Amendment") and as further affected by the Suite 102 Notice of Term and Rent Commencement Dates letter dated February 10, 2015 (the "102 T.C. Letter"), and as further affected by the Second Amendment of Lease dated February 27, 2018 ("Second Amendment") and as fmther affected by the letter agreement dated June 28, 2018 ("2018 Letter Agreement"), pursuant to which Tenant rented from Landlord certain premises containing a total of approximately 32,463 rentable square feet located on the first floor of the Building located at 60 Wells Avenue, Newton, Massachusetts (the "Property") as more particularly described in the Original Lease, the First Amendment and the Second Amendment. Suite Nos. 102 and 103 are sometimes herein called the "Existing Premises" and Suite Nos. 100, I00A and 101 are sometimes herein called the "Additional Premises". The Existing Premises and Additional Premises are sometimes herein collectively called the "Premises". The Original Lease, 103 T.C. Letter, First Amendment, 102 T.C. Letter, Second Amendment, and the 2018 Letter Agreement (and including where the context so admits, this Third Amendment) are sometimes herein collectively called the "Lease".

The purpose of this Third Amendment is to document the terms of Tenant extending the Term of the Lease of the Existing Premises, and the Additional Premises as further described below.

Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Lease.

For good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, Tenant and Landlord hereby amend the Lease as follows:

I.
Existing Premises. The Lease of the Existing Premises shall continue, and the Term applicable thereto shall be extended for an additional ten (10) months and shall expire on February 28, 2025, ("Existing Premises Modified Term"), subject only to the extension term set forth herein. Yearly Fixed Rent applicable to the Existing Premises shall continue as set forth in the Lease, with the qualification that Yearly Fixed Rent shall increase to $757,539.96 payable monthly in advance on the first day of each month by equal monthly installments of$63,128.33 beginning on May 1, 2024 and continuing through February 28, 2025. Except as specifically modified in this Third Amendment, all other terms and conditions of the Lease applicable to the Existing Premises shall continue without modification.

II.
Additional Premises. The Lease of the Additional Premises shall continue, and the Term applicable thereto shall be extended for an additional five (5) months and shall expire on November 30, 2026 ("Additional Premises Modified Term"), subject only to the extension term set forth herein. Yearly Fixed Rent applicable to the Additional Premises shall continue as set forth in the Lease, with the qualification that the Yearly Fixed Rent shall increase to the annual rate of $400,302.96 payable monthly in advance on the first day of each month by equal monthly installments of$33,358.58 beginning on July 1, 2026 and continuing through November 30, 2026. Except as specifically modified on this Third Amendment, all other terms and conditions of the Lease applicable to the Additional Premises shall continue without modification.

III.
Additional Rent and Other Charges. Prior to and continuing through the Lease Term as herein extended (applicable to both the Existing Premises and Additional Premises), Tenant pay Additional Rent and other charges as required by the Lease. For the avoidance of doubt the Base Tax Year and Base Operating Cost Year shall continue without modification by this Third Amendment of Lease.

Tenant's lnitials:

IV.
Modified Extension Term. Notwithstanding anything to the contrary contained in the Lease, Tenant shall only have the right to extend the Lease as set forth below. Provided Landlord has received written notice ofTenant's intent to extend no later than May 31, 2024, Tenant may extend the Lease (i) applicable to the Existing Premises for one (1), ten (10) month period commencing immediately after the Existing Premises Modified Term, and (ii) applicable to the Additional Premises for one (1), five (5) month period commencing immediately after the Additional Premises Modified Term (the "Modified Extension Term"). For clarification purposes the foregoing extension right shall only apply if timely exercised and shall apply to both the Existing Premises and Additional Premises (Tenant shall not have the right to extend for only a portion of the Premises). Yearly Fixed Rent applicable to the Existing Premises during the Modified Extension Term shall be at the annual rate of $768,362.04 payable monthly in advance on the first day of each month by equal monthly installments of $64,030.17, and applicable to the Additional Premises during the Modified Extension Term shall be at the annual rate of $405,712.56 payable monthly in advance on the first day of each month by equal monthly installments of $33,809.38. Tenant's right to extend shall be subject to Tenant having maintained its Lease obligations current and without default not cured within any applicable grace periods through the Lease Term then in effect. Tenant's right to extend the Lease for the Modified Extension Term shall be subject to all other terms and conditions of Section 23 of the Original Lease.

V.
Restoration. Tenant's surrender and restoration obligations shall continue as set forth in the Original Lease, Second Amendment and the 2018 Letter Agreement which surrender and restoration obligations shall continue to be required to be completed not later than thirty (30) days prior to the expiration date of the Existing Premises Modified Term. To the extent of any inconsistencies between the aforementioned documents as to Tenant's surrender and restoration obligations including without limitation the Common Area Restoration Work and/or the Additional Impacted Common Areas and Facilities, the 2018 Letter Agreement shall prevail. Additionally, within thirty (30) days following the parties entering into this Third Amendment of Lease, Tenant shall provide Landlord with an Additional Security Deposit in the amount of $300,000.00 ("Additional Security Deposit") for the purpose of providing Landlord with additional assurance that Tenant's surrender and restoration obligations as required by the Lease will be properly and timely satisfied. The parties understand that the Additional Security Deposit may or may not be sufficient to cover the costs of Tenant's surrender and restoration obligations required by the Lease, and should not be construed as an estimate of such costs. The Additional Security Deposit may be by a clean, irrevocable letter of credit issued by Bank Leumi International with offices in New York, New York, and, in a form reasonably acceptable to Landlord and which shall have a term that does not expire earlier than thirty (30) days following the expiration of the Existing Premises Modified Term.

VI.
Broker. Each of Landlord and Tenant represent to the other that neither has dealt with any other broker in connection with this Third Amendment other than Lee Commercial Real Estate, LLC ("LEE"). Landlord shall be responsible for a commission in connection with this Second Amendment to LEE pursuant to a separate agreement between Landlord and LEE.

VII.
Status of Lease. Tenant acknowledges that Tenant has no knowledge of any claims against Landlord under the Lease, and the Lease shall remain in full force and effect as currently existing, except as modified hereby.

Tenant's lnitials:

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VIII.
Effect of Amendment. Except as otherwise specifically modified herein, all other terms and conditions of the Lease shall remain in fµll force and effect with respect to both the Existing Premises and the Additional Premises, and the Lease is hereby ratified and confirmed.

Executed under seal this 8th day of September, 2023.